EXHIBIT 24

Consent of Independent Certified Public Accountants

Hecla Mining Company
Coeur d’Alene, ID

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated May 20, 2004 relating to the financial statements and supplemental schedule of Hecla Mining Company Capital Accumulation Plan appearing in the Plan’s Annual Report on Form 11-K for the year ended December 31, 2003.

/s/   BDO Seidman, LLP

Spokane, WA
June 25, 2004